UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 27, 2008

Pinpoint Advance Corp.
(Exact name of small business issuer as specified in its charter)

Delaware	20-1144642
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

000-52562
(Commission File Number)

4 Maskit Street, Herzeliya, Israel 46700
(Address of principal executive offices)

972 9-9500245
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.  Other Events.

On October 27, 2008, Pinpoint Advance Corp. (“Pinpoint” or the “Company”), a special purpose acquisition corporation, announced it has executed a letter of intent to effectuate a business combination with a privately-held company with its headquarters in Israel (the “LOI”). All parties to the LOI negotiated the terms of a definitive agreement and, in fact, a definitive agreement (the “Agreement”) was executed by all parties to the LOI. However, one of the parties to the Agreement claimed it never released its signature thereto and has since indicated that it no longer wishes to pursue the proposed business combination.

Pinpoint believes a binding, definitive agreement was executed by all parties and is currently reviewing all available legal options. However, because one of the parties has indicated its position that no binding agreement currently exists and that it does not wish to continue with negotiations at this time, Pinpoint has determined to liquidate the trust account established by Pinpoint for the benefit of its public stockholders, and to return funds to the holders of shares of Pinpoint common stock issued in its initial public offering, in accordance with its IPO prospectus and the terms of its amended and restated certificate of incorporation.

Item 9.01. Exhibits.

(c) Exhibits

Set forth below is a list of Exhibits included as part of this Current Report:

99.1	Press release dated October 27, 2008

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control), including, without limitation, the Company’s ability to increase prices and revenue and continue to obtain contract renewals and extensions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINPOINT ADVANCE CORP.

Date: October 27, 2008	By: /s/ Ronen Zadok
Ronen Zadok Chief Financial Officer